MICHAEL KORS

Exhibit 99.1
Michael Kors Holdings Limited Announces Fourth Quarter and Annual Fiscal 2016 Results
Fourth Quarter Total Revenue Increased 10.9% (Increased 11.7% on a Constant Currency Basis)
Fourth Quarter Reported Diluted EPS was $0.98 ($1.00 on a Constant Currency Basis)
Completes the Acquisition of its Greater China Licensee
Announces New $1 Billion Stock Repurchase Program
London — June 1, 2016 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the fiscal 2016 fourth quarter and fiscal year ended April 2, 2016.
The Company noted that fiscal year 2016 had 53 weeks versus 52 weeks in fiscal year 2015. As a result, the Company’s results for the fiscal 2016 fourth quarter and fiscal year ended April 2, 2016, include approximately $34 million in retail sales related to the 53rd week. Comparable sales calculations exclude the 53rd week.
For the fourth quarter ended April 2, 2016:

•	Total revenue increased 10.9% to $1.2 billion from $1.1 billion in the fourth quarter of fiscal 2015. On a constant currency basis, total revenue increased 11.7%.

•
Retail net sales increased 22.0% to $572.6 million, driven primarily by e-commerce sales from the Company's digital flagships and 142 net new store openings since the end of the fourth quarter of fiscal 2015. Comparable sales increased 0.3%. On a constant currency basis, retail net sales grew 23.4%, and comparable sales increased 1.5%. Wholesale net sales increased 3.5% to $590.5 million and on a constant currency basis, wholesale net sales grew 4.0%. Licensing revenue decreased 13.6% to $35.6 million.

•
Total revenue in the Americas increased 4.6% to $879.1 million on a reported basis, and increased 5.1% on a constant currency basis. European revenue grew 15.6% to $254.1 million on a reported basis, and 18.1% on a constant currency basis. Revenue in Asia increased 216.4% to $65.5 million on a reported basis, and increased 212.1% on a constant currency basis.

•
Gross profit increased 10.5% to $697.2 million, and as a percentage of total revenue was 58.2%. Gross profit margin was reduced by approximately 100 basis points due to the change in foreign currency exchange rates. This compares to gross margin of 58.4% in the fourth quarter of fiscal 2015.

•	Income from operations was $244.1 million, or 20.4% as a percentage of total revenue. This compares to $256.2 million, or 23.7% as a percentage of total revenue for the fourth quarter of fiscal 2015.

•
Net income attributable to MKHL was $177.0 million, or $0.98 per diluted share, based on a 28.2% tax rate and 180.4 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.02 per share. Net income attributable to MKHL for the fourth quarter of fiscal 2015 was $182.6 million, or $0.90 per diluted share, based on a 29.4% tax rate and 203.2 million weighted average diluted shares outstanding.

•
At April 2, 2016, the Company operated 668 retail stores, including concessions, compared to 526 retail stores, including concessions, at the end of the same prior-year period. The Company had 201 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 869 Michael Kors stores worldwide at the end of the fourth quarter of fiscal 2016.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “We are pleased with our financial and operational accomplishments during the fourth quarter and fiscal year 2016, as we delivered continued growth across regions despite the challenging retail environment. In addition, we elevated our product offerings and refreshed our marketing campaigns, both of which were met with positive response from our customers. We also continued to make strategic investments in our business that will pay meaningful dividends for years to come. As these initiatives began to take hold, we ended the year on a strong note, with revenue and earnings per share ahead of our expectations in the fourth quarter, as well as for the full year. Looking ahead, we see multiple growth opportunities, including the expansion

MICHAEL KORS

of our international markets, the growth of our digital e-commerce flagships, the build-out of our men’s business, the launch of Michael Kors ACCESS wearable technology line, and the continued design innovation of our luxury fashion product, which we believe will enable us to deliver sustainable earnings growth and continue to return value to our shareholders."
For the fiscal year ended April 2, 2016:

•	Total revenue increased 7.8% to $4.7 billion from $4.4 billion in fiscal 2015. On a constant currency basis, total revenue increased 11.7%.

•
Retail net sales increased 12.2% to $2.4 billion. Comparable sales decreased 4.2%. On a constant currency basis, retail net sales grew 17.2%, and comparable sales decreased 0.9%. Wholesale net sales increased 3.8% to $2.1 billion and on a constant currency basis, wholesale net sales grew 6.8%. Licensing revenue increased 0.9% to $173.3 million.

•	Gross profit increased 5.6% to $2.8 billion, and as a percentage of total revenue was 59.4%. This compares to 60.6% in fiscal 2015.

•	Income from operations was $1.2 billion and as a percentage of total revenue was 24.9%. For fiscal 2015, income from operations was $1.3 billion, or 28.8% as a percentage of total revenue.

•
Net income attributable to MKHL was $839.1 million, or $4.44 per diluted share, based on 189.1 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.20 per share. Net income attributable to MKHL for fiscal 2015 was $881.0 million, or $4.28 per diluted share, based on 205.9 million weighted average diluted shares outstanding.

Acquisition of Greater China Licensee
The Company completed the acquisition of Michael Kors (HK) Limited, the exclusive licensee of the Company in China and certain other jurisdictions in Asia, on May 31, 2016, for $500 million in cash, subject to certain adjustments. The acquisition was approved by the independent members of the Company’s board of directors, upon recommendation of a Special Committee, comprised of solely independent directors, which was responsible for evaluating the terms of the acquisition. The Special Committee retained independent legal and financial advisors to assist in evaluating and negotiating the terms of the acquisition and the Purchase Agreement. The Greater China business generated total revenue of $197 million for the year ended March 31, 2016, and had a network of 91 company operated retail stores and six travel retail locations, across China, Hong Kong, Macau and Taiwan. For fiscal year 2017, the Greater China business is expected to contribute approximately $200 million to retail net sales, reflecting sales for the ten month period following the closing of the acquisition. The acquisition is expected to be neutral to earnings per share on a GAAP basis, and accretive to earnings per share on a non-GAAP basis, excluding acquisition costs. The acquisition is expected to be accretive to earnings per share in fiscal 2018 and thereafter.
Mr. Idol continued, "We are very excited about the acquisition of our Greater China licensee. As you know, we have worked diligently over the past several years, with our licensed partner in this region, to build the infrastructure, establish the brand, and grow acceptance of Michael Kors in the Chinese market. We believe that our brand is gaining strong momentum in Greater China, making it the ideal time for us to integrate this territory into our business and capitalize on the enormous growth potential in this region."
Share Repurchase Program
During the fourth quarter, the Company repurchased 3,690,685 of the Company's ordinary shares for approximately $200.0 million in open market transactions. Since the inception of the program in 2014, the Company has repurchased 31,516,857 shares totaling approximately $1.6 billion. As of April 2, 2016, the remaining availability under the Company’s share repurchase program was $358.1 million.
The Company's Board of Directors authorized a new $1 billion share repurchase program, which replaces the remaining balance of the previous program authorized in October 2014. Share repurchases may be made in open market or privately negotiated transactions, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy, and other relevant factors. The program may be suspended or discontinued at any time.

MICHAEL KORS

Joseph B. Parsons, Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer, stated, "The Board's authorization of this new share repurchase program further demonstrates the Company's confidence in our long term business outlook and expected cash flows, and underscores our commitment to enhancing shareholder value."
Outlook
For the first quarter of fiscal 2017, the Company expects total revenue to be between $940 million and $950 million, which includes a planned reduction in wholesale shipments, and comparable sales to decrease in the mid-single digit range. The Company expects an increase in operating expense primarily due to continued global investments in digital flagships, corporate talent, new stores, shop-in-shops, infrastructure and distribution, as well as $15 million of one- time transaction costs and other contingency payments related to the acquisition of the Greater China licensee, and $3 million of one-time costs related to the closure of certain locations in the Company's Latin America operations. Operating expense as a percentage of total revenue is expected to increase 690 to 740 basis points on a non-GAAP basis, excluding the one-time costs described above. On a GAAP basis, including the one-time costs, operating expense as a percentage of total revenue is expected to increase 880 to 930 basis points. Diluted earnings per share are expected to be in the range of $0.70 to $0.74 for the first quarter of fiscal 2017 on a non-GAAP basis, excluding the one-time costs, and $0.62 to $0.66 on a GAAP basis, including the one-time costs. This assumes 177 million weighted average diluted shares outstanding and a tax rate of approximately 21%.
For fiscal 2017, the Company expects total revenue to be flat versus the prior year and comparable sales to decrease in the low single digit range. Operating margin is expected to be approximately 21.5% on a non-GAAP basis, excluding the one-time costs described above, and approximately 21% on a GAAP basis, including the one-time costs. For fiscal 2017, diluted earnings per share are expected to be in the range of $4.56 to $4.64 on a non-GAAP basis, excluding the one-time costs, and $4.47 to $4.55 on a GAAP basis, including the one-time costs. This assumes 171 million weighted average diluted shares outstanding and a tax rate of approximately 21%.
Conference Call Information
A conference call to discuss fourth quarter results is scheduled for today, June 1, 2016, from 8:00 a.m. to 9:30 a.m. ET. A replay of the call will be available today at 11:30 a.m. ET; to access the replay, dial (877) 870-5176 for domestic callers or (858) 384-5517 for international callers and enter access code 2409211. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global Company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current-year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP.”)
Additionally, this earnings release includes certain non-GAAP financial measures relating to certain one-time costs associated with the acquisition of the Greater China licensee and closure of certain locations in Latin America. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding non-recurring items helps its management and investors compare operating performance based on its ongoing operations. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.

MICHAEL KORS

About Michael Kors
Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready-to-wear. His namesake company, established in 1981, currently produces a range of products under Michael Kors Collection, MICHAEL Michael Kors and Michael Kors Mens, including accessories, footwear, watches, jewelry, ready-to-wear and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015 (File No. 001-35368), filed on May 27, 2015 with the U.S. Securities and Exchange Commission.
CONTACTS:
Investor Relations:
Michael Kors Holdings Limited
Krystyna Lack - VP, Treasurer
201-691-6133 InvestorRelations@MichaelKors.com
Or
ICR, Inc.
Jean Fontana
646-277-1214 jean.fontana@icrinc.com
Media:
ICR, Inc.
Alecia Pulman
646-277-1231 KorsPR@icrinc.com

MICHAEL KORS

SCHEDULE 1
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Net sales	$1,163.1	$1,039.8	$4,538.8	$4,199.7
Licensing revenue	35.6	41.2	173.3	171.8
Total revenue	1,198.7	1,081.0	4,712.1	4,371.5
Cost of goods sold	501.5	450.1	1,914.9	1,723.8
Gross profit	697.2	630.9	2,797.2	2,647.7
Total operating expenses	453.1	374.7	1,622.1	1,390.7
Income from operations	244.1	256.2	1,175.1	1,257.0
Other income, net	(4.5)	(0.5)	(3.7)	(1.6)
Interest expense, net	0.6	0.1	1.7	0.2
Foreign currency loss (gain)	2.5	(2.1)	4.8	2.6
Income before provision for income taxes	245.5	258.7	1,172.3	1,255.8
Provision for income taxes	69.2	76.1	334.6	374.8
Net income	$176.3	$182.6	$837.7	$881.0
Less: Net loss attributable to noncontrolling interest	(0.7)	—	(1.4)	—
Net income attributable to MKHL	$177.0	$182.6	$839.1	$881.0
Weighted average ordinary shares outstanding:
Basic	177,814,521	199,828,293	186,293,295	202,680,572
Diluted	180,439,102	203,195,838	189,054,289	205,865,769
Net income per ordinary share:
Basic	$1.00	$0.91	$4.50	$4.35
Diluted	$0.98	$0.90	$4.44	$4.28

MICHAEL KORS

SCHEDULE 2
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	April 2, 2016	March 28, 2015
Assets
Current assets
Cash and cash equivalents	$702.0	$978.9
Receivables, net	307.9	363.4
Inventories	546.8	519.9
Prepaid expenses and other current assets	113.1	127.5
Total current assets	1,669.8	1,989.7
Property and equipment, net	758.2	562.9
Intangible assets, net	67.4	61.5
Goodwill	23.2	14.0
Deferred tax assets	24.5	23.0
Other assets	23.7	33.5
Total assets	$2,566.8	$2,684.6
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$131.4	$114.1
Accrued payroll and payroll related expenses	59.7	62.9
Accrued income taxes	51.6	25.5
Accrued expenses and other current liabilities	192.8	123.8
Total current liabilities	435.5	326.3
Deferred rent	106.4	88.3
Deferred tax liabilities	3.5	7.0
Long-term debt	2.3	—
Other long-term liabilities	19.6	22.0
Total liabilities	567.3	443.6
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 208,084,175 shares issued and 176,441,891 outstanding at April 2, 2016; 206,486,699 shares issued and 199,656,833 outstanding at March 28, 2015	—	—
Treasury shares, at cost (31,642,284 shares at April 2, 2016 and 6,829,866 shares at March 28, 2015)	(1,650.1)	(497.7)
Additional paid-in capital	718.9	636.7
Accumulated other comprehensive loss	(80.9)	(66.8)
Retained earnings	3,007.8	2,168.8
Total shareholders’ equity of MKHL	1,995.7	2,241.0
Noncontrolling interest	3.8	—
Total shareholders’ equity	1,999.5	2,241.0
Total liabilities and shareholders’ equity	$2,566.8	$2,684.6

MICHAEL KORS

SCHEDULE 3
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

		Three Months Ended		Fiscal Years Ended
		April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Revenue by Segment and Region:
Retail net sales:	The Americas	$407.9	$359.7	$1,779.0	$1,656.1
	Europe	125.9	90.5	509.6	412.1
	Asia	38.8	19.2	106.3	66.4
Total Retail Net Sales		572.6	469.4	2,394.9	2,134.6
Wholesale net sales:	The Americas	453.3	458.6	1,628.6	1,662.5
	Europe	110.5	110.3	406.4	401.1
	Asia	26.7	1.5	108.9	1.5
Total Wholesale Net Sales		590.5	570.4	2,143.9	2,065.1
Licensing revenue:	The Americas	17.9	22.2	99.0	100.3
	Europe	17.7	19.0	74.3	71.5
Total Licensing Revenue		35.6	41.2	173.3	171.8
Total Revenue		$1,198.7	$1,081.0	$4,712.1	$4,371.5

Income from Operations:
Retail		$67.7	$72.2	$501.4	$557.2
Wholesale		160.7	166.1	584.1	610.9
Licensing		15.7	17.9	89.6	88.9
Total Income from Operations		$244.1	$256.2	$1,175.1	$1,257.0

Operating Margin:
Retail		11.8%	15.4%	20.9%	26.1%
Wholesale		27.2%	29.1%	27.2%	29.6%
Licensing		44.1%	43.3%	51.7%	51.8%
Total Operating Margin		20.4%	23.7%	24.9%	28.8%

		April 2, 2016		March 28, 2015
Store Count and Square Footage by Region:		Store Count	Square Footage	Store Count	Square Footage
The Americas		390	1,180,785	343	984,095
Europe		177	458,114	133	329,903
Asia		101	138,451	50	62,662
Total		668	1,777,350	526	1,376,660

MICHAEL KORS

SCHEDULE 4
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
(In millions)
(Unaudited)

	Three Months Ended		% Change
	April 2, 2016	March 28, 2015	As Reported	Constant Currency
Retail net sales	$572.6	$469.4	22.0%	23.4%
Wholesale net sales	590.5	570.4	3.5%	4.0%
Licensing revenue	35.6	41.2	(13.6)%	(13.6)%
Total revenue	$1,198.7	$1,081.0	10.9%	11.7%

	Fiscal Years Ended		% Change
	April 2, 2016	March 28, 2015	As Reported	Constant Currency
Retail net sales	$2,394.9	$2,134.6	12.2%	17.2%
Wholesale net sales	2,143.9	2,065.1	3.8%	6.8%
Licensing revenue	173.3	171.8	0.9%	0.9%
Total revenue	$4,712.1	$4,371.5	7.8%	11.7%